CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 17, 2022

To the Board of Directors of One Door Studios Entertainment Properties LLC,

We hereby consent to the inclusion of our Auditors' Report, dated February 22, 2022, on the financial statements of One Door Studios Entertainment Properties LLC – which comprise the balance sheet as of December 31, 2021, and the related statements of income, changes in members' equity, and cash flows for the year then ended, and the related notes to the financial statements – in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

TaxDrop LLC

/s/TaxDrop LLC
Robbinsville, New Jersey
March 17, 2022